Exhibit 2

REPORT UNDER
NATIONAL INSTRUMENT 62-103
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK),
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND & LABRADOR),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA),
SECTION 147.11 OF THE SECURITIES ACT (QUEBEC), AND
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)

The following information is filed pursuant to the provisions listed above under applicable securities legislation:

(a)	the name and address of the offeror;

Barrick Gold Corporation ("Barrick")
BCE Place, Canada Trust Tower
Suite 3700
161 Bay Street, P.O. Box 212
Toronto, ON M5J 2S1

(b)
the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

Pursuant to Barrick's offer (the "Offer") to acquire all of the outstanding common shares (the "Shares") of Placer Dome Inc. ("Placer Dome"), as described in Barrick's offer and circular dated November 10, 2005, as amended, Barrick acquired beneficial ownership of 61,018,996 Shares representing approximately 14% of the outstanding Shares.

(c)
the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

Prior to the acquisition referred to in (b) above, Barrick owned 358,395,788 Shares, which it acquired on January 19, 2006 pursuant to the Offer. Following the acquisition of the 61,018,996 Shares referred to in (b) above, Barrick owns 419,414,784 Shares, representing approximately 94% of the outstanding Shares.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

(i)	the offeror, either alone or together with any joint actors, has ownership and control;

See (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

Not applicable.

(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place;

Not applicable. The Shares were acquired pursuant to a take-over bid.

(f)
the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

The purpose of the Offer was to acquire all of the outstanding Shares of Placer Dome (including those that may become outstanding on the exercise of rights to acquire Shares). The Offer expired as of 6:00 p.m. (Toronto time) on February 3, 2006. Barrick intends to acquire all remaining Shares pursuant to a compulsory acquisition during approximately the next 30 days.

(g)
the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

Barrick and Placer Dome entered into a support agreement on December 22, 2005 (the "Support Agreement"), which set forth, among other things, the terms and conditions upon which Barrick agreed to, among other things, increase the consideration payable in respect of the Shares and extend the Offer to January 19,

2006. Pursuant to the Support Agreement, Placer Dome, among other things, covenanted not to solicit other potential offerors and agreed to support the Offer, on the terms and subject to the conditions of the Support Agreement. For a summary of the Support Agreement, please refer to the section entitled "Arrangements, Agreements or Understandings" of Barrick's offer and circular dated November 10, 2005, as amended by a notice of variation and extension dated January 4, 2006 and a notice of extension and subsequent offering period dated January 20, 2006, each of which has been filed with the applicable securities regulatory authorities and is available on SEDAR at www.sedar.com.

(h)	the names of any joint actors in connection with the disclosure required by this report;

Not applicable.

(i)
in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

The aggregate cash consideration to be paid by Barrick in connection with its purchase of the Shares referred to in (b) above will be approximately US$169 million and the aggregate number of Barrick common shares to be issued by Barrick in connection with its purchase of such Shares will be approximately 44 million.

(j)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities.

Not applicable.

DATED as of the 7th day of February, 2006.

By:	/s/ Sybil E. Veenman
Sybil E. Veenman
Vice-President, Assistant General Counsel & Secretary